Exhibit 4.2

U.S. WELL SERVICES, LLC

USW FINANCING CORP.

14.50% SENIOR SECURED NOTES DUE 2017

FIRST SUPPLEMENTAL INDENTURE

Dated as of July 16, 2012

The Bank of New York Mellon Trust Company, N.A.,

as Trustee and Collateral Agent

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THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 16, 2012, is by and among U.S. Well Services, LLC, a Delaware limited liability company (the “Company”), USW Financing Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“USW Financing” and together with the Company, the “Issuers”), and The Bank of New York Mellon Trust Company, N.A., and any and all successors thereto, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).
WHEREAS, the Issuers and the Trustee and Collateral Agent have executed and delivered that certain Indenture dated as of February 21, 2012 (the “Indenture”), providing for the issuance of the 14.50% Senior Secured Notes due 2017 of the Issuers (the “Notes”);
WHEREAS, Section 9.02 of the Indenture provides that the Indenture, the Security Documents, the Notes or the Note Guarantees may be amended with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes);
WHEREAS, the Issuers have solicited consents, as required by Section 9.02 of the Indenture, from the Holders for certain proposed amendments (the “Proposed Amendments”) to the Indenture and the Notes pursuant to the Consent Solicitation Statement dated July 10, 2012 (as the same may be amended or supplemented from time to time, the “Statement”), which Proposed Amendments are contained in this Supplemental Indenture;
WHEREAS, (i) the Issuers have received the consent of the Holders of more than a majority in aggregate principal amount of the outstanding Notes to the Proposed Amendments, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (ii) the Issuers have delivered to the Trustee and Collateral Agent simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Sections 9.06, 13.04 and 13.05 of the Indenture and (iii) the Issuers have satisfied, performed and complied with all other conditions required under Article 9 of the Indenture to enable the Issuers and the Trustee and Collateral Agent to enter into this Supplemental Indenture and to make this Supplemental Indenture a valid and binding agreement of the Issuers;
WHEREAS, pursuant to Sections 9.02 and 9.06 of the Indenture, the Trustee and Collateral Agent are authorized to execute and deliver this Supplemental Indenture; and
WHEREAS, the Issuers desire to enter into, and, pursuant to the foregoing authority, have requested the Trustee and Collateral Agent to join with them in entering into, this Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 9.02 of the Indenture.
NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders, as follows:

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ARTICLE I
AMENDMENTS TO THE INDENTURE AND THE NOTES
Section 1.1    Amendments to the Indenture and the Notes. The Indenture and the Notes are hereby amended by:

(a)	amending Section 1.01 of the Indenture to delete the definition of “Second Fracturing Contract” in its entirety and replace it with the following:
“Second Fracturing Contract” means that certain Rider No. 1 to Contract to Provide Dedicated Fracturing Fleet(s) for Fracturing Services dated June 5, 2012, between the U.S. Well Services, LLC and Antero Resources Appalachian Corporation.”

(b)	amending Section 1.02 of the Indenture to add the definition of “First Release of Funds”:
“Term                            Defined in Section
“First Release of Funds”                    4.19”

(c)	deleting Section 4.09(b)(1) of the Indenture in its entirety and replacing it with the following:
“(1)    the incurrence by USW LLC and its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit under Credit Facilities being deemed to have a principal amount equal to the maximum potential liability of USW LLC and its Restricted Subsidiaries thereunder) not to exceed $7.5 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by USW LLC or any of its Restricted Subsidiaries since the Issue Date to repay any term Indebtedness under a Credit Facility classified under this clause (1) or to repay any revolving credit Indebtedness under such Credit Facility and effect a corresponding commitment reduction thereunder pursuant to Section 4.10.”

(d)	deleting Section 4.19 of the Indenture in its entirety and replacing it with the following:
“Section 4.19    Partial Release of Escrowed Funds; Second Contract Repurchase Offer.

On February 21, 2012, the Issuers entered into the Escrow Agreement pursuant to which the Issuers deposited $37.5 million of the net proceeds of the offering of the Notes into an escrow account governed by the Escrow Agreement (the “Escrow Account”). Of the funds in the Escrow Account, $22.5 million shall be retained in the Escrow Account to satisfy the purchase price for Notes tendered in the Second Contract Repurchase Offer, and all remaining funds shall be released to USW LLC promptly after the Escrow Agent has received an Officers’ Certificate from USW LLC to the effect that that certain First Supplemental Indenture between the Issuers and the Trustee is effective and operative (the “First Release of Funds”). The Escrow Account will be pledged to

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the Trustee, for the benefit of the Trustee and the Holders of the Notes, and invested on the Issue Date in certain Eligible Escrow Investments (in accordance with written instructions of USW LLC) in which the Trustee, for the benefit of the Trustee and the Holders of the Notes, will have a valid and perfected security interest.

If any funds remain in the Escrow Account after consummation of the Second Contract Repurchase Offer (as defined below), such excess funds will be released to the Issuers and the Issuers may use such remaining funds for any purpose not otherwise prohibited by this Indenture and the Escrow Account shall be closed. In no event shall the Escrow Agent release any funds in the Escrow Account without written instruction from USW LLC. The Escrow Agent shall have no obligation to invest or reinvest the Escrowed Funds (i) in the absence of any written direction from USW LLC or (ii) following delivery by the Trustee of a notice to the Escrow Agent stating that an Event of Default has occurred and is continuing.

On July 10, 2012 (the “Second Contract Trigger Date”) each Holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof) of that Holder’s Notes pursuant to the offer described below (the “Second Contract Repurchase Offer”); provided that the aggregate purchase price of all Notes repurchased pursuant to the Second Contract Repurchase Offer shall not exceed $22.5 million in the aggregate. In the Second Contract Repurchase Offer, the Issuers will offer a payment (the “Second Contract Trigger Date Payment”) in cash equal to 100% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. If the aggregate principal amount of Notes tendered pursuant to the Second Contract Repurchase Offer (which principal amount, for the avoidance of any doubt, shall include all accrued and unpaid interest on such Notes) exceeds $22.5 million in the aggregate, the Trustee will select the Notes to be repurchased on a pro rata basis or by lot or similar method (and in the case of Global Notes, in accordance with the procedures of DTC), based on the amounts tendered (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $1.00, or an integral multiple of $1.00 in excess thereof, will be purchased).

On or within ten days following the Second Contract Trigger Date, the Issuers will mail such Second Contract Repurchase Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register (or otherwise in accordance with the procedures of DTC), with the following information:

(1)     the Second Contract Repurchase Offer is being made pursuant to Section 4.19 of this Indenture and that all Notes properly tendered pursuant to such Second Contract Repurchase Offer will be accepted for payment;

(2)     the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Second Contract Payment Date”);

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(3)     any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)     unless the Issuers default in making the Second Contract Trigger Date Payment under Section 4.19 of this Indenture, all Notes accepted for payment pursuant to the Second Contract Repurchase Offer will cease to accrue interest on, but not including, the Second Contract Payment Date;

(5)     Holders electing to have any Notes purchased pursuant to the Second Contract Repurchase Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Second Contract Payment Date;

(6)     Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the last day of the offer period, an electronic mail, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing his tendered Notes and his election to have such Notes purchased;

(7)     if such notice is mailed prior to the Second Contract Trigger Date, stating the Second Contract Repurchase Offer is conditional on the occurrence of the Second Contract Trigger Date; and

(8)     that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1.00 or an integral multiple of $1.00 in excess thereof.

While the Notes are Global Notes and the Issuers make the Second Contract Repurchase Offer to purchase all or any portion of the Notes pursuant to the Second Contract Repurchase Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes pursuant to the Second Contract Repurchase Offer under this Section 4.19. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of this Indenture by virtue of such compliance.

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On the Second Contract Payment Date, the Issuers will, to the extent lawful:

(1)    accept for payment all Notes or portions of Notes properly tendered pursuant to the Second Contract Repurchase Offer;

(2)    deposit with the Paying Agent no later than 10:00 a.m., New York City time, an amount equal to the payment in respect of all Notes or portions of Notes properly tendered; and

(3)    deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.

The Paying Agent will promptly wire or mail to each Holder of Notes properly tendered and so accepted the Second Contract Trigger Date Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by each such Holder, if any; provided that each such new Note will be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. Any Note so accepted for payment will cease to accrue interest on and after the Second Contract Payment Date. The Issuers will publicly announce the results of the Second Contract Repurchase Offer on or as soon as practicable after the Second Contract Payment Date.

The provisions described above that require the Issuers to make a Second Contract Repurchase Offer following the Second Contract Trigger Date will be applicable whether or not any other provisions of this Indenture are applicable.”

(e)	deleting Section 7(d) of the Notes in its entirety and replacing it with the following:
“(d)    On July 10, 2012 (the “Second Contract Trigger Date”) each Holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof) of that Holder’s Notes pursuant to the offer described below (the “Second Contract Repurchase Offer”) at a price in cash on the terms set forth below; provided that the aggregate purchase price of all Notes repurchased pursuant to the Second Contract Repurchase Offer shall not exceed $22.5 million in the aggregate. In the Second Contract Repurchase Offer, the Issuers will offer a payment (the “Second Contract Trigger Date Payment”) in cash equal to 100% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. If the aggregate principal amount of Notes tendered pursuant to the Second Contract Repurchase Offer exceeds $22.5 million in the aggregate, the Trustee will select the Notes to be repurchased on a pro rata basis or by lot or similar method (and in the case of Global Notes, in accordance with the procedures of DTC), based on the amounts tendered (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $1.00, or an integral multiple of $1.00 in excess thereof, will be purchased). On or within ten days following

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the Second Contract Trigger Date, the Issuers will mail such Second Contract Repurchase Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register (or otherwise in accordance with the procedures of DTC), pursuant to the procedures required by the Indenture and described in such Second Contract Repurchase Offer.”
Section 1.2    Additional Amendments. Any and all additional provisions of the Indenture, the Security Documents, the Notes and the Note Guarantees are hereby deemed to be amended to reflect the intentions of the amendments provided for in this Article I.
ARTICLE II
MISCELLANEOUS PROVISIONS
Section 2.1    Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.
Section 2.2    Indenture, Security Documents, the Notes and Note Guarantees. Except as expressly amended hereby, the Indenture, the Security Documents, the Notes and the Note Guarantees are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument.
Section 2.3    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 2.4    Successors. All agreements of the Issuers in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and Collateral Agent in this Supplemental Indenture shall bind their successors.
Section 2.5    Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.
Section 2.6    Severability. In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
Section 2.7    Trustee Disclaimer. The Trustee and Collateral Agent accepts the amendments of the Indenture, the Security Documents, the Notes and the Note Guarantees effected

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by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee and Collateral Agent, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee and Collateral Agent shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers, and the Trustee and Collateral Agent make no representation with respect to any such matters. Additionally, the Trustee and Collateral Agent make no representations as to the validity or sufficiency of this Supplemental Indenture.
Section 2.8    Effectiveness. The Proposed Amendments effected by this Supplemental Indenture shall take effect and be operative at 9:00 A.M., New York City time on the date hereof, provided that each of the parties hereto shall have executed and delivered this Supplemental Indenture.
Section 2.9    Supplemental Indenture Controls. In the event there is any conflict or inconsistency between the Indenture, the Security Documents, the Notes and the Note Guarantees and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.
Section 2.10    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.
U.S. WELL SERVICES, LLC
By:    /s/ Brian Stewart
Name:     Brian Stewart
Title:     President and Chief Executive Officer
USW FINANCING CORP.
By:    /s/ Brian Stewart
Name:     Brian Stewart
Title:     President and Chief Executive Officer
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and Collateral Agent
By:    /s/ Teresa Petta
Name:     Teresa Petta
Title:     Vice President

[Signature Page to First Supplemental Indenture]